Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT REPORTS RECORD FULL YEAR NET INCOME FOR FISCAL 2013

Philadelphia, PA — September 10, 2013 — Lannett Company, Inc. (NYSE MKT: LCI) today reported financial results for its fiscal 2013 fourth quarter and full year ended June 30, 2013.

For the fiscal 2013 fourth quarter, net sales rose significantly to $40.2 million, up 13% from $35.7 million for last year’s fourth quarter.  Gross profit increased to $15.2 million from $12.0 million for the fiscal 2012 fourth quarter.  As a percentage of net sales, gross margin increased to 38% from 34% last year.  Research and development (R&D) expenses decreased to $3.7 million, compared with $4.0 million for the fiscal 2012 fourth quarter.  Selling, general and administrative (SG&A) expenses increased to $5.8 million, compared with $5.4 million in the same quarter of the prior year.  Operating income more than doubled to $5.7 million from $2.6 million for the fourth quarter of fiscal 2012.  Net income attributable to Lannett Company rose to $3.6 million, or $0.12 per diluted share, from $1.4 million, or $0.05 per diluted share, for the same period last year.

“Our full year net income for fiscal 2013 was our highest in the company’s history,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “In addition, we reported record net sales for the fourth quarter and full year fiscal 2013.  Our excellent financial performance was driven by sales growth across all of our key product categories, as well as a higher gross margin percentage due to favorable sales mix, price increases and enhanced manufacturing efficiencies.”

For the fiscal 2013 full year, net sales increased to $151.1 million from $123.0 million for the corresponding prior year.  Gross profit rose to $57.4 million from $38.9 million last year.  R&D expenses were $16.3 million, compared with $11.8 million for fiscal 2012.  SG&A expenses amounted to $22.4 million, versus $20.2 million for fiscal 2012.  Operating income nearly tripled to $18.8 million from $6.9 million a year ago.  Net income attributable to Lannett Company increased to $13.3 million, equal to $0.46 per diluted share, which included a favorable litigation settlement of $1.3 million, equal to $0.03 per diluted share.  This compares with $3.9 million, or $0.14 per diluted share, for fiscal 2012.

Bedrosian added, “In addition to our record financial performance, we recently completed an important contract extension with Jerome Stevens Pharmaceuticals (JSP).  Under the amended agreement, Lannett will continue to be the exclusive distributor of substantially all JSP products for an additional five years, through March 2019.  This, combined with 15 product applications currently pending at the FDA and our increased investment in product development, will fuel our positive momentum going forward.”

Guidance for Fiscal 2014

Based on Lannett’s current outlook, the company provided financial guidance for the fiscal 2014 full year as follows:

•                  Net sales in the range of $181 million to $186 million;

•                  Gross margin as a percentage of net sales of approximately 43% to 44%;

•                  R&D expense in the range of $24 million to $26 million;

•                  SG&A expense ranging from $28 million to $30 million;

•                  The full year effective tax rate in the range of 34% to 36%; and,

•                  Capital expenditures are expected to be in the range of $28 million to $32 million, which includes the purchase and partial fit-out of a new facility.

The company noted that its guidance for fiscal 2014 does not include the impact of shares issued in connection with the JSP contract extension.  The Company intends to expense the value of the shares issued, which approximates $20 million, in the fiscal 2014 first quarter.  The impact of this transaction would also reduce the effective tax rate by approximately two percentage points.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2013 fourth quarter and full year ended June 30, 2013.  The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 35551980.  The conference call will also be available through a live audio Internet broadcast at www.lannett.com.  A playback of the call will be archived and accessible at this site for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance, regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving the financial metrics stated in the company’s guidance for fiscal 2014, expected product approvals, the successful commercialization of products in development and products included in the contract extension with Jerome Stevens Pharmaceuticals, Inc., product applications pending at the FDA and recently approved products, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three months ended		Fiscal Year ended
	June 30,		June 30,
	2013	2012	2013	2012

Net sales	$40,174	$35,690	$151,054	$122,990
Cost of sales	24,971	23,677	93,634	84,043
Gross profit	15,203	12,013	57,420	38,947
Operating expenses:
Research and development	3,688	3,994	16,253	11,844
Selling, general, and administrative	5,839	5,413	22,410	20,193
Total operating expenses	9,527	9,407	38,663	32,037
Operating income	5,676	2,606	18,757	6,910
Other income (expense):
Foreign currency gain (loss)	—	(56)	3	(62)
Gain on sale of assets	60	—	111	4
Gain (loss) on investment securities	(144)	(272)	699	(103)
Litigation settlement	—	—	1,250	—
Interest and dividend income	32	25	116	142
Interest expense	(57)	(59)	(251)	(273)
Total other income (expense)	(109)	(362)	1,928	(292)
Net income before income tax	5,567	2,244	20,685	6,618
Income tax expense	1,950	812	7,303	2,600
Net income	3,617	1,432	13,382	4,018
Less: Net income attributable to noncontrolling interest	54	17	65	70
Net income attributable to Lannett Company, Inc.	$3,563	$1,415	$13,317	$3,948

Earnings per common share attributable to Lannett Company, Inc.
Basic	$0.12	$0.05	$0.47	$0.14
Diluted	$0.12	$0.05	$0.46	$0.14

Weighted average common shares outstanding:
Basic	28,757,885	28,276,573	28,467,598	28,263,335
Diluted	29,778,828	28,384,177	28,942,933	28,408,432

LANNETT COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	June 30, 2013	June 30, 2012

ASSETS
Current assets:
Cash and cash equivalents	$42,689	$22,562
Investment securities	8,461	6,667
Accounts receivable, net	26,413	26,586
Inventories, net	32,531	27,064
Income taxes receivable	—	2,120
Deferred tax assets	4,874	4,833
Other current assets	1,161	1,023
Total current assets	116,129	90,855
Property, plant and equipment, net	40,141	37,068
Intangible assets, net	2,547	4,429
Deferred tax assets	8,005	9,069
Other assets	930	1,171
TOTAL ASSETS	$167,752	$142,592

LIABILITIES
Current liabilities:
Accounts payable	$22,668	$17,989
Accrued expenses	2,697	2,931
Accrued payroll and payroll related	6,910	3,198
Income taxes payable	154	—
Current portion of long-term debt	670	648
Total current liabilities	33,099	24,766
Long-term debt, less current portion	5,844	6,513
TOTAL LIABILITIES	38,943	31,279
Commitment and Contingencies

STOCKHOLDERS’ EQUITY
Common stock ($0.001 par value, 50,000,000 shares authorized; 29,284,592 and 28,594,437 shares issued; 28,848,679 and 28,252,192 shares outstanding at June 30, 2013 and 2012, respectively)	29	29
Additional paid-in capital	104,075	99,515
Retained earnings	26,553	13,236
Accumulated other comprehensive loss	(47)	(63)
Treasury stock (435,913 and 342,245 shares at June 30, 2013 and 2012, respectively)	(2,034)	(1,594)
Total Lannett Company, Inc. stockholders’ equity	128,576	111,123
Noncontrolling interest	233	190
Total stockholders’ equity	128,809	111,313
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$167,752	$142,592